EXHIBIT E

                                 EnerShop, Inc.
                             Statement of Cash Flows
                     For The Quarter Ended December 31, 1997
                                    Unaudited
                                     (000's)

OPERATING ACTIVITIES
  Net Income (Loss)                                        $  (956)
  Depreciation                                                  19
  Amortization                                                  21
  Change in Assets and Liabilities:
     Change in Affiliated Accounts Receivable                 (189)
     Change in Nonaffiliated Accounts Receivable              (399)
     Change in Affiliated Accounts Payable                   2,994
     Change in Nonaffiliated Accounts Payable                  655
     Change in Accrued Taxes                                   (75)
     Change in Other                                          (326)
                                                     --------------
TOTAL OPERATING ACTIVITIES                                   1,744

INVESTING ACTIVITIES
  Construction Expenditures                                 (2,067)
  Note Receivable Increase / (Decrease)                          -
  Equity Investments in Common Stock                           323
  Other Investing Activities                                     -
                                                     --------------
TOTAL INVESTING ACTIVITIES                                  (1,744)

FINANCING ACTIVITIES
  Capital Contributions                                          -
  Change in Short Term Debt                                      -
                                                     --------------
TOTAL FINANCING ACTIVITIES                                       -

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NET CHANGE IN CASH AND CASH EQUIVALENTS                          -
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